FORM 10f-3	FUND:  PaineWebber RMA Tax-Free
Fund

Record of Securities Purchased Under the Fund's Rule 10f-3
Procedures


1.	Issuer:  South Jersey Transportation Authority

2.	Date of Purchase: 10-29-98	3.  Date offering
commenced:  10-29-98

3.	Underwriters from whom purchased:  Commerce Capital

4.	"Affiliated Underwriter" managing or participating in
syndicate:

	PaineWebber

5.	Aggregate principal amount of purchase:  12,000 M

6.	Aggregate principal amount of offering:    133 MM

7.	Purchase price (net of fees and expenses):  100

8.	Initial public offering price:  100

9.	Commission, spread or profit:  	%	$0.75

10.	Have the following conditions been satisfied?
YES
NO
a.	The securities are "municipal securities" as defined in
Section 3(a)(29) of the Securities Exchange Act of 1934.

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b.	The securities were purchased prior to the end of the first
day on which any sales are made.

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c.	The securities were purchased at a price not more than the
price paid by each other purchaser in the offering.

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d.	The underwriting was a firm commitment underwriting.
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e.	The commission, spread or profit was reasonable and fair
in relation to that being received by others for underwriting similar securities during the same period.


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f.	The issuer has received an investment grade rating from a
nationally recognized statistical rating organization or, if the issuer, or entity supplying the revenues from which the issue is to be paid, shall have been in continuous operation for less than three years (including any predecessor), the issue has received one of the highest ratings from at least one such rating organization.






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g.	The amount of such securities purchased by all of the
investment companies advised by Mitchell Hutchins (or the Fund's Sub-adviser, if applicable) did not exceed 25% of the principal amount of the offering.



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h.	No purchases were designated as group sales or otherwise
allocated to the account of any Affiliated Underwriter.

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Approved:  Elbridge T. Gerry	Date:  11/3/98